Exhibit 19.1
H&R Block Insider Trading Policy

1.General

The H&R Block, Inc. Insider Trading Policy (this “Policy”) governs the handling of material, nonpublic information regarding H&R Block, Inc. and its subsidiaries (the “Company” or “we”) or other companies with which we deal, and with the buying, selling, and engaging in other transactions (such as purchasing derivative securities, whether or not issued by the Company) involving or related to stock and other securities of the Company and those other companies. Federal securities laws prohibit trading in securities of a company on the basis of material “inside” information and also prohibit providing material, nonpublic information to other persons who may trade on the basis of that information. Anyone who violates these laws is subject to personal liability, criminal penalties, and disciplinary action by the Company. We take seriously our obligation, and that of our associates, officers, and directors, to prevent insider trading violations and have established this Policy to assist all of us in complying with our obligations. This Policy does not replace your personal responsibility to understand and comply with the legal prohibition on insider trading. Please contact our Securities Compliance Officer (see Section 3.10 below) if you have specific questions regarding this Policy or applicable law.

2.    Applicability

2.1    Persons Subject to the Policy. This Policy applies to all officers and associates of the Company and members of the Company’s Board of Directors. In addition, we expect all consultants and contractors to the Company who receive or have access to “Material Nonpublic Information” (as defined in Section 2.3 below) regarding the Company to learn and support this Policy as well. All these individuals, members of their immediate families and members of their households are referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider or any entity controlled by any Insider. Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the Material Nonpublic Information is not publicly known. In addition, the Company will comply with applicable law in trading in Company-Related Securities.

2.2    Securities Subject to the Policy. This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, debt securities, and other securities the Company may issue from time to time, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. This Policy also applies to stock, debt securities, and other securities of companies with whom we deal. Securities to which this Policy applies are referred to in this Policy as “Company-Related Securities.”

2.3    Material Nonpublic Information.

2.3.1     Material Information. Information is considered “material” if there is a reasonable likelihood that an investor would consider it important in making an investment decision regarding the purchase or sale of securities. Although it is not possible to define all categories of material information, some examples of information that may be regarded as material depending upon the circumstances are:
•Undisclosed financial results
•Projections of future earnings or losses, or other earnings outlook, including changes to, or the decision to suspend or withdraw, previously announced earnings outlook
•Significant undisclosed operating metrics, such as the number or mix of tax returns prepared
•Significant pending or proposed mergers, acquisitions, divestitures, or joint ventures
•A significant Company restructuring or recapitalization
•Impending bankruptcy or financial liquidity problems
•Gain or loss of substantial customers or a significant supplier or partner
•Changes in dividend policy or stock repurchase program implementation
•Significant product or service developments or announcements or other major marketing changes
•Significant changes in the Company's pricing or cost structure
•Stock splits or dividends
•Bank borrowings or other financing transactions out of the ordinary course of business, including pending or proposed equity or debt offerings
•Changes in debt ratings
•Litigation exposure due to actual or threatened litigation or settlements or other resolutions
•The occurrence or suspected occurrence of a significant cybersecurity incident or other significant privacy violations or issues
•Significant developments regarding regulatory issues or government agency investigations, inquiries, proceedings, or reviews
•Information regarding franchise operations, including a significant sale or purchase of franchise operations
•Significant write-downs in assets or increases in reserves
•Changes in senior management
•The imposition of a ban on purchasing or selling, or engaging in any other transactions involving, Company-Related Securities

Both positive and negative information may be material. Historical information as well as information which is forward-looking or subject to change may be material. With respect to a future event, such as a merger, acquisition, or introduction of a new product or service, the point at which negotiations or product or service development are deemed to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. When in doubt about whether particular information is material, contact the Securities Compliance Officer.

2.3.2    Nonpublic information. Information is “nonpublic” until it has been published in a way that provides broad, non-exclusionary distribution to the public (“public disclosure”) and one full trading day has elapsed following the release of the information. Examples of public disclosure include the filing of a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) or the issuance of a widely disseminated press release.

3.    Statement of Policy

3.1    Trading on Material Nonpublic Information. No Insider may purchase, sell, or execute any other transaction involving Company-Related Securities when the Insider is aware of Material Nonpublic Information concerning the Company until at least one full trading day has elapsed after the public disclosure of the information. One full trading day following public disclosure will have elapsed when, after the public disclosure, trading in the security has opened for trading and then closed.

3.2    Unauthorized Disclosure of Material Nonpublic Information. Insiders may not disclose Material Nonpublic Information regarding the Company or another company with whom we deal to any other person (including family members) if the information may be used by that person to his or her benefit by engaging in transactions involving securities of companies to which the information relates. Additionally, an Insider may not make recommendations or express opinions concerning transactions involving Company-Related Securities, regardless of whether the Insider is aware of Material Nonpublic Information, except for activities that are a regular part of the Insider’s responsibilities and are consistent with applicable laws.

3.3    Prohibited Transactions; Hedging, Margin Accounts, and Pledged Securities. Insiders may not, at any time, trade in any puts, calls, covered calls, or other derivative products involving Company-Related Securities, or engage in any hedging or monetization transactions with respect to Company-Related Securities, including “cashless collars,” forward sale contracts, equity swaps, or any other similar instruments. Insiders may not, at any time, hold Company-Related Securities in a margin account or otherwise pledge Company-Related Securities as collateral for a loan, except that Insiders may engage in broker-assisted exercises or settlements of equity awards granted by the Company that may involve an extension of credit, but only until the sale is settled.

3.4    Confidentiality of Nonpublic Information. No person other than those authorized by executive management of the Company may disclose nonpublic information pertaining to the Company, regardless of whether or not such information is Material Nonpublic Information.

3.5    Blackout Periods.

3.5.1    Financial Results. The following individuals may not purchase or sell, or engage in any other transactions involving, Company-Related Securities or enter into a “Trading Plan” (as defined in Section 3.8 below) during the period beginning on the first day following the end of each fiscal quarter and ending after one full trading day has elapsed following the release of financial results for the relevant fiscal quarter: (a) members of the Board of Directors, (b) all Company associates at the vice president level or above, (c) those associates, consultants, and contractors whom the Securities Compliance Officer of the Company has determined are directly involved in the preparation of the Company’s consolidated financial statements (or have access to information from those financial statements while they are being prepared), and (d) such other persons as the Securities Compliance Officer, in consultation with the Chief Legal Officer, may designate from time to time. One full trading day following the release of financial results will have elapsed when, after the release, trading in the security has opened for trading and then closed.

3.5.2     Tax Season Blackout. “Tax Season Insiders” means (a) members of the Board of Directors, (b) all U.S. regular (non-seasonal) Company associates, other than such associates that the Securities Compliance Officer determines do not have Material Nonpublic Information pertaining to operations or financial results of the Company’s individual income tax return preparation business (the “Tax Business”), and (c) such other persons as the Securities Compliance Officer, in consultation with the Chief Legal Officer, may designate from time to time. Tax Season Insiders may not purchase or sell, or engage in any other transactions involving, Company-Related Securities or enter into a Trading Plan during the period commencing on the date that the Internal Revenue Service opens electronic filing for the relevant tax season and ending after one full trading day has elapsed following the day when the Company announces preliminary results for the Tax Business for the applicable tax season. One full trading day following the announcement of results for the Tax Business will have elapsed when, after the release, trading in the security has opened for trading and then closed.

Tax Season Insiders should plan their transactions involving Company-Related Securities in advance to occur outside of the tax season blackout. The Company will notify Tax Season Insiders of their status as Tax Season Insiders on an annual basis.
3.5.3    Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few members of the Board of Directors, officers, or associates. So long as the event remains material and nonpublic, the persons designated by the Securities Compliance Officer may not purchase or sell, or engage in any other transactions involving, Company-Related Securities or enter into a Trading Plan. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Securities Compliance Officer, designated persons should refrain from purchasing or selling, or engaging in any other transactions involving, Company-Related Securities or entering into a Trading Plan outside of the typical blackout periods described above. In that situation, the Securities Compliance Officer may notify these persons that they should not purchase or sell, or engage in any other transactions involving, Company-Related Securities or enter into a Trading Plan, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Securities Compliance Officer has not designated you as a person who should not purchase or sell, or engage in any other transactions involving, Company-Related Securities or enter into a Trading Plan due to an event-specific restriction, you should not purchase or sell, or engage in any other transactions involving, Company-Related Securities or enter into a Trading Plan while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

3.6    Pre-clearance of Trades. Members of the Board of Directors, executive officers of the Company whom the Board of Directors have designated as “Section 16 Officers” (“Section 16 Officers”), all Company associates at the vice president level or above, and any other person designated by the Chief Executive Officer of the Company, must obtain clearance from the Securities Compliance Officer prior to purchasing or selling, or engaging in any other transactions involving, Company-Related Securities or entering into a Trading Plan. For any member of the Board of Directors, Section 16 Officer, or other member of the Company’s senior leadership team, the Securities Compliance Officer will contact the Chief Executive Officer, the Chief Legal Officer, and the Chief Financial Officer to discuss material developments involving the Company prior to providing clearance. The Securities Compliance Officer will carefully review pre-clearance requests to ensure compliance with applicable laws, regulations, and policies, and persons required to make such requests should plan their transactions involving Company-Related Securities in advance to mitigate against the possibility of a pre-clearance request being denied. Persons required to obtain clearance are also encouraged to clear all transactions involving Company-Related Securities with their own personal legal advisor.

3.7    Section 16 Compliance. Members of the Board of Directors and Section 16 Officers must comply with the federal securities laws pertaining to transactions by Section 16 officers and directors (“Section 16 Insiders”) set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations. The Company will provide Section 16 Insiders separate materials regarding its Section 16 compliance program, including the Company’s Section 16 Compliance Policy.

3.8    Trading Plans. The prohibitions on the purchase or sale of, or other transactions involving, securities set forth in Sections 3.1 and 3.3 of this Policy, the black-out periods described in Section 3.5 of this Policy, and the pre-clearance requirement of Section 3.6 of this Policy do not apply to any purchase or sale pursuant to a binding contract, instruction, or written plan described in Exchange Act Rule 10b5-1(c)(1) (a “Trading Plan”) that has been approved by the Company. Trading Plans are subject to the additional guidelines set forth in the Rule 10b5-1 Trading Plan Addendum attached to this Policy.

3.9    Additional Permitted Transactions. In addition, such prohibitions and requirements do not apply to certain routine, on-going transactions generally beyond the Insider’s immediate control such as:
•the receipt of stock options, restricted stock, restricted share units, performance share units, market stock units, deferred stock units, or any other securities issued or awarded under one of the Company’s stock option or long-term compensation plans (such awards, “LTI Awards”);
•the purchase of securities under the Company’s employee stock purchase plan so long as the election to participate in the plan or the election to increase or decrease a contribution in the plan was not made when the Insider was aware of Material Nonpublic Information;
•the vesting of LTI Awards;
•the exercise of a tax withholding right with respect to LTI Awards (except stock options) pursuant to which the underlying award agreement requires the Company to withhold shares of stock to satisfy tax withholding requirements upon the vesting of the award;
•the automatic purchase of shares (but not purchases of shares with voluntary optional payments) through a dividend reinvestment plan;
•payroll contributions to a 401(k) or similar plan (but not (i) intra-plan transfers or other transactions causing funds to transfer in or out of a Company common stock fund or (ii) a change in “investment direction” under the plan to increase or decrease a percentage investment contribution allocated to a Company common stock fund) so long as the election to direct contributions to a Company common stock fund, if applicable, was not made when the Insider was aware of Material Nonpublic Information;
•the acquisition or disposition of shares or share units in deferred compensation plans (but not (i) intra-plan transfers or other transactions causing funds to transfer in or out of a Company stock unit account or (ii) a change in “investment direction” under the plan to increase or decrease a percentage investment contribution allocated to a Company stock unit account) so long as the election to direct deferred compensation to a Company stock unit account was not made when the Insider was aware of Material Nonpublic Information; or
•the acquisition or disposition of Company-Related Securities in a stock split, stock dividend, or other transaction affecting all stockholders equally.

3.10    Administration of Policy. This Policy will be administered by the Securities Compliance Officer. The Securities Compliance Officer is generally the Corporate Secretary of the Company (CorporateSecretary@hrblock.com). Questions concerning this Policy should be directed to the Securities Compliance Officer.

3.11    Individual Responsibility. Each Insider is individually responsible for complying with this Policy and applicable laws and regulations, and this Policy does not replace an Insider’s individual responsibility to understand and comply with the legal prohibition on insider trading.

    All Insiders should use their best judgment in transactions involving Company-Related Securities and should consult with their legal advisors before executing any transactions involving Company-Related Securities.

Rule 10b5-1 Trading Plan Addendum
I.Introduction
Rule 10b5-1 under the Exchange Act provides helpful protection to associates and directors of public companies from insider trading liability under Exchange Act Rule 10b5-1 for transactions executed under a previously established contract, plan, or instruction (referred to in the Policy as “Trading Plans”).
These rules and guidelines are to be followed in connection with Trading Plans for Company-Related Securities adopted by Company officers and associates and members of the Board of Directors (the “Executives”). Executives are not required to enter into a Trading Plan to purchase or sell Company-Related Securities (unless a trade will occur during a blackout period, as described in Section 3.5 of the Policy), but such Executives will be entitled to an affirmative defense to insider trading allegations if they effect trades under a Trading Plan that satisfies the requirements of Rule 10b5-1.
These rules and guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. Moreover, the Company's designated broker may impose requirements on Executives in addition to those disclosed below. The Securities Compliance Officer will interpret and administer these rules and guidelines. You should also consult your personal advisor before entering into, modifying, or terminating any Trading Plan. In addition, the Company will comply with applicable law in connection with entering into, modifying, or terminating any Trading Plan.
II.Rules & Guidelines
1.Pre-Approval by the Company. Prior to going into effect, any Trading Plan must be approved by the Securities Compliance Officer. The Trading Plan must be entered into with the Company's designated broker, and the form of the Trading Plan must be substantially in the form approved by the Company. Any modifications to a Trading Plan and any terminations of a Trading Plan must also be pre-approved by the Securities Compliance Officer. Note that any actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to pre-clearance procedures for transactions in Company-Related Securities.
2.Trading Windows. Trading Plans may only be entered into by an Executive during an "open window period" (i.e., when any blackout period described in Section 3.5 of the Policy is not in effect) and during a time in which the Executive is not aware of Material Nonpublic Information. Any Trading Plan modifications, to the extent permissible, must be adopted only during an open window period and at a time in which the Executive is not aware of Material Nonpublic Information. Once adopted in an open window period, the Trading Plan may effectuate transactions outside of an open window period in accordance with its written terms.
3.Cooling-Off Periods. For Executives who are members of the Board of Directors or Section 16 officers, the period of time between the establishment of a Trading Plan, or any modification of a Trading Plan, and the commencement of sales thereafter must be the later of: (i) 90 days after the adoption (or modification) of the Trading Plan; and (ii) two business days following the disclosure of the Company’s financial results in a periodic report on Form 10-K or Form 10-Q for the fiscal quarter in which the Trading Plan was adopted or modified, but in no event will such period exceed 120 days following the establishment or modification of a Trading Plan. For Executives who are not members of the Board of Directors or Section 16 officers, the period of time between the establishment of a Trading Plan, or any modification of a Trading Plan, and the commencement of sales thereafter must be at least 30 days.
4.Director and Officer Certifications. The Trading Plan must include a certification by such Executive stating that, on the date of the adoption of the Trading Plan, such Executive is: (i) not aware of any material non-public information about the Company or its securities; and (ii) adopting the Trading Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5.
5.Good Faith. Executives must act in good faith with respect to the Trading Plan throughout the duration of such plan.
6.Trades Outside of a Trading Plan. While an Executive has a Trading Plan in effect, such Executive may not trade Company-Related Securities outside the scope of the Trading Plan, except for transactions that have been pre-cleared by the Securities Compliance Officer and transactions expressly permissible under Section 3.9 of the Policy.
7.Duration. A Trading Plan should be no shorter than six months in duration and no longer than one year.
8.Prohibition on Multiple Plans. Executives may not have in place more than one Trading Plan (covering Company-Related Securities) at a time.
9.Restrictions on Single-Trade Plans. Executives may not enter into more than one single-trade plan during any consecutive 12-month period.
10.Modifications. Trading Plan modifications should be made sparingly and, if made at all, must be (i) pre-approved by the Securities Compliance Officer, (ii) made at a time when the Executive is not aware of Material Nonpublic Information, and (iii) made during an open window period. Any cancellation of trades under a Trading Plan will be deemed a modification of such Trading Plan. Any trades under the modified Trading Plan will be subject to the cooling-off period specified in Section II.3. of these guidelines.
11.Voluntary Terminations. Voluntary Trading Plan terminations by an Executive should only be done in rare circumstances and only after (i) careful consideration with the Executive's advisors, and (ii) receiving pre-approval from the Securities Compliance Officer. If an Executive voluntarily terminates a Trading Plan, the Executive must wait an appropriate time before adopting a subsequent Trading Plan, which can only be done during an open window period, when the Executive is not aware of Material Nonpublic Information, and following pre-approval by the Securities Compliance Officer.
12.Automatic Termination or Suspension. The Trading Plan may be automatically suspended in certain circumstances, such as (i) if any sale violates, or in the opinion of Company counsel, is likely to violate, applicable law, and (ii) to comply with any lock-up agreement in connection with a securities offering.
13.Suspension at the Request of the Company. The Trading Plan provides that it will be terminated or suspended if the Company determines such action to be in the best interest of the Company.
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14.Other Compliance Matters. Any Trading Plan should provide for compliance with Rule 144, Section 16, Schedule 13D/G and any other rules applicable to the Executive. Any Form 4, Form 5 and Form 144 should disclose that the sale is made pursuant to a Trading Plan.
15.Disclosure. The Company will publicly disclose that an Executive has adopted a Trading Plan, made Trading Plan modifications, or terminated a Trading Plan, and will include disclosure regarding the material terms of any such Trading Plan in its filings with the SEC as required by applicable law.
Questions concerning these guidelines should be directed to the Securities Compliance Officer.

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